Exhibit 99.4

EQUITY PUT OPTION

by and among

LSGC HOLDINGS III LLC,

CLEANTECH EUROPE II (A) LP

and

CLEANTECH EUROPE II (B) LP

Dated: September 11, 2015

i

ii

EQUITY PUT OPTION

THIS EQUITY PUT OPTION (this “Agreement”), dated as of this 11th day of September, 2015, is by and among Cleantech Europe II (A) LP, a limited partnership under the laws of England (“Cleantech A”), Cleantech Europe II (B) LP, a limited partnership under the laws of England (“Cleantech B” and together with Cleantech A, the “Seller”) and LSGC HOLDINGS III LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

WHEREAS, as of the date hereof the Seller holds the following interests in Lighting Science Group Corporation, a Delaware corporation (“LSGC”): Cleantech A holds 20,862 shares of Series H Convertible Preferred Stock, par value $0.001 per share, of LSGC and Cleantech B holds 3,638 shares of Series H Convertible Preferred Stock, par value $0.001 per share, of LSGC (collectively, the “Series H Preferred Stock”);

WHEREAS, the Buyer desires to grant to the Seller, and the Seller desires to acquire from the Buyer, an option to sell up to 12,500 of its shares of Series H Preferred Stock (the “Purchased Shares”) for a per share purchase price equal to $333.33 (the “Purchase Price”), on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

“1933 Act” means the Securities Act of 1933, as amended.

“Action” means any action, appeal, petition, plea, charge, complaint, written claim, suit, written demand, litigation, arbitration, mediation, hearing, written inquiry by a Governmental Body, investigation or similar event, occurrence, or proceeding.

“Affiliate” means any Person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person or entity.

“Agreement” has the meaning set forth in the Preamble.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Expiration Date” has the meaning set forth in Section 7.3(b).

“Claims Notice” has the meaning set forth in Section 7.2(a).

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in the Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” has the meaning set forth in the Recitals.

“Contract” means any legally binding contract, agreement, mortgage, deed of trust, bond, loan, indenture, lease, license, note, option, warrant, right, instrument, commitment or other similar document, arrangement or agreement, whether written or oral, together with all amendments, modifications and/or supplements thereof.

“control” means (including, with correlative meanings, “controlled by” and “under common control with”), with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Encumbrance” means any (i) mortgage, pledge, lien (statutory or otherwise), security interest, hypothecation, conditional sale agreement, encumbrance or any other similar interest, restriction or agreement and (ii) with respect to securities, any options, warrants, rights of first refusal or offer for, or other rights or arrangements to acquire or dispose of, such securities or any other rights, agreements, arrangements, obligations or commitments of any kind related to such securities, including any agreements or understandings with respect to the voting or transfer thereof, and “Encumber” means any action or inaction creating an Encumbrance.

“Expiration Date” means March 27, 2017.

“Governmental Body” means any government or governmental or quasi-governmental authority including, without limitation, any federal, state, territorial, county, municipal or other governmental or quasi-governmental agency, board, branch, bureau, commission, court, arbitral body (public or private), department or other instrumentality or political unit or subdivision, whether located in the United States or abroad.

“Indemnified Party” has the meaning set forth in Section 7.2(a).

“Indemnifying Party” has the meaning set forth in Section 7.2(a).

“IRS” means the U.S. Internal Revenue Service.

“Law” means any treaty, statute, ordinance, code, rule, regulation, Order or other legal requirement enacted, adopted, promulgated, applied or followed by any Governmental Body.

“Liability Claim” has the meaning set forth in Section 7.2(a).

“Losses” has the meaning set forth in Section 7.1(a).

“LSGC” has the meaning set forth in the Recitals.

“LSGC Agreements” means (i) the Certificate of Incorporation and bylaws of LSGC, including the Certificates of Designation for Series H, I, J and K Preferred Stock of LSGC (as

amended from time to time), (ii) the Preferred Stock Subscription Agreement dated as of September 25, 2012 by and among LSGC and the Seller (as amended from time to time), and (iii) the Consent of Significant Holders of the Series H Convertible Preferred Stock and the Series J Convertible Preferred Stock of LSGC dated as of September 11, 2015.

“Order” means any U.S. order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Body.

“Pegasus Call Option” means that certain Membership Interest Purchase Option, dated as of the date hereof, by and between Riverwood and the Buyer.

“Pegasus Call Option Notice” has the meaning set forth in the Section 2.2.

“Permit” means any approvals, authorizations, licenses, permits, consents or certificates by or of any Governmental Body Governmental Body.

“Person” means any individual, corporation, partnership, firm, limited liability company, joint venture, trust, association, unincorporated organization, group, joint stock company, Governmental Body or other entity.

“Proceeding” means any judicial, administrative or arbitral actions, suits, claims, charges, complaints, demands, mediations, investigations or proceedings (public or private), governmental proceedings or stockholder actions, suits, claims, charges, complaints, demands, mediations, investigations or proceedings.

“Purchase Price” has the meaning set forth in the Recitals.

“Purchased Shares” has the meaning set forth in the Recitals.

“Put Notice” has the meaning set forth in the Section 2.2.

“Related Party” has the meaning set forth in Section 8.12.

“Riverwood” means Riverwood Capital Partners, L.P.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the Preamble.

“Seller Expiration Date” has the meaning set forth in Section 7.3(a).

“Series H Preferred Stock” has the meaning set forth in the Recitals.

“Subsidiary” means as to any Person, any other Person more than 50% of the shares of the voting stock, voting interests, membership interests or partnership interests of which are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries.

“Taxes” mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign Taxing Authority, including, but not limited to, profits, estimated, gross receipts, windfall profits, severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, transfer, stamp, escheat payroll, goods and services, value added, alternative or add-on minimum tax, or any other tax, custom, duty or governmental fees or other taxes, including any interest, penalties, fines or additions attributable thereto, whether disputed or not.

“Taxing Authority” means any Governmental Body responsible for the administration or the imposition of any Tax.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Option to Sell the Purchased Shares. Upon the terms and subject to the conditions set forth herein, the Seller shall have the right to sell, transfer, assign, convey and deliver to the Buyer, and the Buyer shall purchase from the Seller, all of the Purchased Shares, free and clear of any Encumbrances.

Section 2.2 Exercise Period; Delivery of Notice. The Buyer shall, at least 15 Business Days prior to the Buyer’s exercise of its rights pursuant to the Pegasus Call Option (as defined below), deliver written notice to the Seller (the “Pegasus Call Option Notice”) that indicates that the Buyer may exercise its call option right pursuant to the Pegasus Call Option. Within 30 Business Days after delivery of the Pegasus Call Option Notice, the Seller may elect to sell some or all of the Purchased Shares to the Buyer in accordance with the terms and conditions of this Agreement by delivering to the Buyer a written notice (the “Put Notice”) specifying the number of Purchased Shares that the Buyer shall purchase from the Seller. If the Buyer elects to exercise its call option pursuant to the Pegasus Call Option by delivering notice to Riverwood (as defined below) in accordance with the Pegasus Call Option, the Buyer shall then (and only then) be obligated to purchase the shares included in the Put Notice on the terms and conditions set forth herein. The Buyer shall deliver to the Seller a written notice to the Seller within 5 Business Days thereof, indicating whether it had actually exercised the Pegasus Call Option (and hence whether it is obligated to purchase the shares specified in the Put Notice from the Seller). For the avoidance of doubt (i) if the Buyer does not actually exercise the Pegasus Call Option or does not actually consummate the transactions contemplated thereby, neither the Buyer nor the Seller shall be obligated to consummate the purchase of the Purchased Shares and (ii) if the Buyer has the right to exercise the Pegasus Call Option in the future, the Buyer shall again provide written notice to the Seller in accordance with this Section 2.2 prior to the Buyer’s exercise of the Pegasus Call Option. The Buyer shall have 120 calendar days following the date of consummation of the Pegasus Call Option to purchase all of the Purchased Shares in accordance with the terms and conditions of this Agreement (the “Closing Date”).

Section 2.3 Purchase Price. Upon the terms and subject to the conditions set forth herein, on the Closing Date, if one should occur, the Buyer shall pay or cause to be paid to the Seller, by bank wire transfer of immediately available funds and to accounts designated in writing by the Seller, an amount in cash equal to the aggregate Purchase Price for the Purchased Shares specified in the Put Notice.

Section 2.4 Closing. The transactions that are the subject of this Agreement shall be deemed consummated as of 12:01 a.m., New York City time, on the Closing Date.

ARTICLE III

DELIVERIES AND OTHER ACTIONS

Section 3.1 Deliveries by the Seller. On the Closing Date, the Seller shall deliver, or cause to be delivered, to the Buyer the following items:

(a) evidence satisfactory to the Buyer of the transfer and assignment of all of the Purchased Shares, including the relevant transfer order, stock powers or powers of attorney, as applicable, duly executed by an officer of the Seller; and

(b) a certificate prepared in compliance with Treasury Regulations Section 1.1445-2(b)(2) certifying the non-foreign status of Seller.

Section 3.2 Deliveries by the Buyer. On the Closing Date, the Buyer shall deliver, or cause to be delivered, to the Seller the aggregate Purchase Price in accordance with Section 2.3.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer as of the date hereof and as of immediately prior to the Closing as follows:

Section 4.1 Organization and Corporate Power. Each Seller is a limited partnership, duly formed, validly existing and in good standing under the Laws of England. Each Seller has the requisite power and authority to execute, deliver and perform its obligations under the Agreement and all other instruments, documents and agreements contemplated or required by the provisions of the Agreement to be executed, delivered or carried out by the Seller hereunder.

Section 4.2 Authorization. The execution and delivery of this Agreement, the consummation by the Seller of the transactions contemplated herein to be consummated by the Seller, including the sale and delivery of the Purchased Shares to the Buyer in accordance with this Agreement, have each been or as of the Closing Date will be duly authorized by all necessary limited liability company action on the part of each Seller.

Section 4.3 No Conflict. The execution, delivery and performance of this Agreement by the Seller does not materially conflict with, violate or cause a breach, termination, acceleration or modification of (with or without the giving of notice or the lapse of time, or both) any of the terms, conditions or provisions of or constitute a default under (i) any provision of the organizational documents of the Seller; (ii) any Contract, Permit or Order to which the Seller is subject or by which the Seller is bound; or (iii) any Law to which the Seller is subject or by which the Seller is bound.

Section 4.4 Litigation. There are no Proceedings pending or, to the knowledge of the Seller, threatened, that (i) impact the validity of this Agreement or any action taken or to be taken by the Seller in connection with the consummation of the transactions contemplated hereby or (ii) seeks to prohibit, enjoin or otherwise challenge the Seller’s ability to consummate the transactions contemplated hereby.

Section 4.5 Legal Compliance. Each Seller is, and since its formation has been, in compliance in all material respects with all material Laws and Orders promulgated by any Governmental Body applicable to the Purchased Shares. The Seller has not received any written notice of violation or alleged material violation of any such Law or Order by any Governmental Body in any material respect, and the Seller has not received written notice that it is the subject of an investigation by any Governmental Body, in each case that could materially impair the ability of the Seller to satisfy its obligations hereunder and consummate the transactions contemplated hereby.

Section 4.6 Consents. Except for filings necessary for the sale of the Purchased Shares to qualify for certain exemptions from the registration requirements under state blue sky Laws and federal securities Laws, no authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, any court or Governmental Body, and no vote, authorization, consent or approval of the members of the Seller, is necessary for (i) the valid execution and delivery of this Agreement by the Seller, or (ii) the consummation by the Seller of the transactions contemplated herein.

Section 4.7 No Brokers. No agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee for which the Buyer may be liable as a result of actions taken by the Seller, directly or indirectly, or as a result of, or in connection with the transactions contemplated by this Agreement.

Section 4.8 Title to Purchased Shares. At the Closing, the Buyer will acquire good, valid and marketable title to the Purchased Shares free and clear of any Encumbrances, except as set forth in the LSGC Agreements. To the knowledge of the Seller, the Purchased Shares are validly issued, fully paid and nonassessable. There are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements, obligations or commitments of any kind relating to the Purchased Shares to which the Seller is a party, except as set forth in the LSGC Agreements. There are no agreements or understandings in effect with respect to the voting or transfer of any of the Purchased Shares to which the Seller is a party, except as set forth in the LSGC Agreements.

Section 4.9 Non-Public Information. The Buyer has informed the Seller that the Buyer may be in possession of material non-public information relating to LSGC (including, but not limited to, financial projections, future capital expenditures and business strategy, which may be positive or negative), and the Seller acknowledges such possibility. The Buyer and its officers, directors, employees, agents and Affiliates shall not be liable for any and all claims that the Seller might have (whether for damages, rescission or any other relief) based on the Buyer’s possession or non-disclosure of such material, non-public information to the Seller, and the Seller has not solicited or encouraged, directly or indirectly, any other person to assert such a claim.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as of the date hereof and as of immediately prior to the Closing as follows:

Section 5.1 Organization and Corporate Power. The Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has the requisite limited liability company power and authority to execute, deliver and perform its obligations under the Agreement and all other instruments, documents and agreements contemplated or required by the provisions of the Agreement to be executed, delivered or carried out by the Buyer hereunder.

Section 5.2 Authorization. The execution and delivery of this Agreement, the consummation by the Buyer of the transactions contemplated herein to be consummated by the Buyer, including the purchase of the Purchased Shares, have each been or as of the Closing Date will be duly authorized by all necessary limited liability company action on the part of the Buyer.

Section 5.3 No Conflict. The execution, delivery and performance of this Agreement by the Buyer does not materially conflict with, violate or cause a breach, termination, acceleration or modification of (with or without the giving of notice or the lapse of time, or both) any of the terms, conditions or provisions of or constitute a default under (i) any provision of the organizational documents of the Buyer; (ii) any Contract, Permit or Order to which the Buyer is subject or by which the Buyer is bound; or (iii) any Law to which the Buyer is subject or by which the Buyer is bound.

Section 5.4 Litigation. There are no Proceedings pending or, to the knowledge of the Buyer, threatened, that (i) impact the validity of this Agreement or any action taken or to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby or (ii) seeks to prohibit, enjoin or otherwise challenge the Buyer’s ability to consummate the transactions contemplated hereby.

Section 5.5 Consents. Except for filings necessary for the sale of the Purchased Shares or the Purchased Shares to qualify for certain exemptions from the registration requirements under state blue sky Laws and federal securities Laws, no authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, any court or Governmental Body, and no vote, authorization, consent or approval of the members of the Buyer, is necessary for (i) the valid execution and delivery of this Agreement by the Buyer or (ii) the consummation by the Buyer of the transactions contemplated herein.

Section 5.6 No Brokers. No agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee for which the Seller may be liable as a result of actions taken by the Buyer, directly or indirectly, as a result of, or in connection with the transactions contemplated by this Agreement.

Section 5.7 Private Sale Investor Representations.

(a) The Purchased Shares are being acquired for the Buyer’s own account and not with a view to, or intention of, distribution thereof in violation of the 1933 Act, or any applicable state securities Laws.

(b) The Buyer is knowledgeable in financial matters and is able to evaluate the risks and benefits of an investment in the Purchased Shares. The Buyer understands and acknowledges that such investment is a speculative venture, involves a high degree of risk and is subject to complete risk of loss. The Buyer has carefully considered and has, to the extent the Buyer deems necessary, discussed with the Buyer’s professional legal, tax, accounting and financial advisers the suitability of its investment in the Purchased Shares.

(c) The Buyer is able to bear the economic risk of its investment in the Purchased Shares for an indefinite period of time because the Purchased Shares have not been registered under the 1933 Act and, therefore, cannot be sold unless subsequently registered under the 1933 Act or an exemption from such registration is available.

(d) The Buyer is an “accredited investor” as that term is defined under the 1933 Act and Regulation D promulgated thereunder, as amended by Section 413 of the Private Fund Investment Advisers Registration Act of 2010 and any applicable rules or regulations or interpretations thereof promulgated by the SEC or its staff.

Section 5.8 Non-Public Information. The Seller has informed the Buyer that the Seller may be in possession of material non-public information relating to LSGC (including, but not limited to, financial projections, future capital expenditures and business strategy, which may be positive or negative), and the Buyer acknowledges such possibility. The Seller and its officers, directors, employees, agents and Affiliates shall not be liable for any and all claims that the Buyer might have (whether for damages, rescission or any other relief) based on the Seller’s possession or non-disclosure of such material, non-public information to the Buyer, and the Buyer has not solicited or encouraged, directly or indirectly, any other person to assert such a claim.

ARTICLE VI

COVENANTS

Section 6.1 Further Assurances. From and after the date hereof, at the request of the Buyer, the Seller shall execute and deliver or cause to be executed and delivered to the Buyer such other agreements or instruments, in addition to those required by this Agreement, as the Buyer may reasonably request, in order to implement the transactions contemplated by this Agreement. From and after the Closing Date, at the request of the Seller, the Buyer shall execute and deliver or cause to be executed and delivered to the Seller, such other agreements or instruments, in addition to those required by this Agreement, as the Seller may reasonably request, in order to implement the transactions contemplated by this Agreement.

Section 6.2 Non-Interference. For a period starting the date hereof and continuing until three years after the earlier of the Closing Date and the termination of this Agreement, the Seller will not, and will cause its Affiliates not to, cause, induce or encourage (including by making or publishing any disparaging remarks with respect to LSGC or its management) any supplier, distributor, customer, consultant, vendor, retailer or other entity that performs a similar function of LSGC or any of its Subsidiaries, or any other Person who has a material business relationship with LSGC or any of its Subsidiaries, to terminate or materially adversely modify any such relationship.

Section 6.3 Publicity. Except as may be required to comply with the requirements of any applicable Law, no party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior consent of the other party, such consent not to be unreasonably conditioned, withheld or delayed. For the avoidance of doubt, this Section 6.3 shall not in any way prevent a party from making such disclosures with the SEC as such party, upon the reasonable advice of counsel, deems necessary or appropriate in order to comply with applicable Law.

ARTICLE VII

REMEDIES

Section 7.1 Indemnification Obligation.

(a) Seller shall indemnify and hold harmless the Buyer and its Affiliates and its and their respective current or former officers, directors, managers, partners, equityholders, employees, agents, successors and assigns, including without limitation in their capacity as shareholders (including as “controlling shareholders”) from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including, without limitation, reasonable attorneys’ fees) and disbursements (collectively “Losses”) actually sustained by any of such Persons with respect to:

(i) any breach of any representation or warranty of the Seller contained in this Agreement; and

(ii) any violation of any covenant or agreement made by the Seller in this Agreement, or any certificate, document or instrument delivered by or on behalf of the Seller pursuant to this Agreement.

(b) Buyer shall indemnify and hold harmless the Seller and its Affiliates and its and their respective current or former officers, directors, managers, partners, equityholders, employees, agents, successors and assigns, including without limitation in their capacity as shareholders (including as “controlling shareholders”) from and against any and all Losses actually sustained by any of such Persons with respect to:

(i) any breach of any representation or warranty of the Buyer contained in this Agreement; and

(ii) any violation of any covenant or agreement made by the Buyer in this Agreement, or any certificate, document or instrument delivered by or on behalf of the Buyer pursuant to this Agreement.

Section 7.2 Notice and Opportunity to Defend.

(a) Notice of Asserted Liability. As soon as is reasonably practicable after either Buyer or Seller, as applicable, becomes aware of any claim that such party has under Section 7.1(a) or Section 7.1(b) that may result in a Loss (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the other party (the “Indemnifying Party”). A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 7.2(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party.

(b) Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within 30 days after receipt of a Claims Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought under this Article VII, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that the Indemnifying Party shall have acknowledged its unqualified obligation to indemnify the Indemnified Party as provided hereunder in writing to the Indemnified Party; provided, further, that the Indemnifying Party may not assume and conduct the defense of a Liability Claim which proceeding could result in the loss or suspension of a necessary permit or license or otherwise result in an act or investigation of a Governmental Body that could prevent the Indemnified Party from continuing to conduct its business consistent with past practices (including without limitation any violations of Laws relating to consumer protection and debt collections and the rules and regulations promulgated by Governmental Authorities thereunder). If the Indemnifying Party does not assume the defense of a Liability Claim in accordance with this Section 7.2(b), the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 7.2(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Liability Claim from and after such date as the Indemnifying Party assumes the defense; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense at the reasonable cost of the Indemnifying Party; provided, further, that the Indemnified Party shall be entitled to participate in any defense with separate counsel at the reasonable expense of the Indemnifying Party (such reasonable expenses to be limited to the retention of one such counsel) if (i) so requested by the Indemnifying Party or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict of interests exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable. The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, (except as expressly provided otherwise herein) the defense of any Liability Claim which the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Liability Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim that (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the

Indemnified Party a complete release from all liability in respect of such Liability Claim, (ii) grants any injunctive or equitable relief or (iii) may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party. The Indemnified Party has the right to settle any Liability Claim with the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary, except with the consent of Indemnifying Party no consent or settlement of any Liability Claim shall be determinative of the amount of Losses relating to such claim nor shall it constitute an admission that such claim entitles any Indemnified Party to be held harmless, indemnified or reimbursed pursuant to this Article VII.

Section 7.3 Survivability; Limitations.

(a) The representations and warranties of the Seller contained in this Agreement will survive the Closing and/or termination of this Agreement and continue in full force and effect until 60 days following the expiration of the applicable statute of limitations (the “Seller Expiration Date”); provided, however, that any Liability Claim pending on any Seller Expiration Date for which a Claims Notice has been given in accordance with Section 7.1(b)(ii) on or before such Seller Expiration Date may continue to be asserted and indemnified against until finally resolved.

(b) The representations and warranties of the Buyer contained in this Agreement will survive the Closing and/or termination of this Agreement and continue in full force and effect until 60 days following the expiration of the applicable statute of limitations (the “Buyer Expiration Date”); provided, however, that any Liability Claim pending on any Buyer Expiration Date for which a Claims Notice has been given in accordance with Section 7.1(b)(ii) on or before such Buyer Expiration Date may continue to be asserted and indemnified against until finally resolved.

(c) The covenants set forth in this Agreement shall each survive the Closing and continue in full force and effect indefinitely.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Expenses. Except as otherwise provided in this Agreement, each of the parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 8.2 Choice of Law. The Laws of the State of Delaware without reference to any conflict of Laws provisions thereof that would result in the application of the Law of a different jurisdiction, will govern all questions concerning the construction, validity and interpretation of this Agreement.

Section 8.3 Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the parties hereto. No delay or failure of any party in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder of each party are cumulative and not exclusive of any rights or remedies which it would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing by such party and shall be effective only to the extent in such writing specifically set forth.

Section 8.4 Counterparts. This Agreement may be executed in counterparts (including via facsimile or e-mail in .pdf format), each of which shall be an original and all of which shall constitute a single agreement.

Section 8.5 Effectiveness. It is understood that this Agreement is not effective and binding upon any of the parties hereto until executed and delivered by each of the parties hereto.

Section 8.6 Headings. The headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.7 Benefit of Agreement, Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, heirs, executors and personal representative, as applicable. This Agreement is made solely for the benefit of the parties hereto and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnification under Article VII, and no other Person shall have any rights, interest or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise. The Seller may not assign or transfer any of its rights or obligations hereunder without the express prior written consent of the Buyer, in its sole discretion.

Section 8.8 Notices. Any and all notices or other communications required or permitted to be delivered hereunder shall be deemed properly delivered if (i) delivered personally, (ii) mailed by first class, registered or certified mail, return receipt requested, postage prepaid, (iii) sent by next day or overnight mail or delivery or (iv) sent by electronic mail, facsimile transmission or other electronic means of transmitting written documents (with a follow up copy under (iii) above), to the parties as set forth below:

If to Seller:

c/o Zouk Ventures Limited

100 Brompton Road

London, SW3 1 ER

United Kingdom

Attention: Samer Salty

Tel: +44 (20) 7947-3400

Email: ssalty@zouk.com

With a copy (which shall not constitute notice or constructive notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, NY 10020

Attention: John Altorelli

Tel: (212) 335-4620

Email: john.altorelli@dlapiper.com

If to the Buyer:

LSGC Holdings III LLC

c/o Pegasus Capital Advisors, L.P.

99 River Road

Cos Cob, CT 06807

Attention: Joel Haney

Tel: (212) 710-3493

Email: jhaney@pcalp.com

With a copy (which shall not constitute notice or constructive notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Part

New York, NY 10036

Attention: Jeffrey Kochian

Tel: (212) 872-8069

Fax: (212) 872-1002

Email: jkochian@akingump.com

Either party may change the name and address of the designee to whom notice shall be sent by giving written notice of such change to the other party.

Section 8.9 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties and is the final expression thereof and supersede any and all prior agreements and understandings, written or oral, formal or informal, between the parties relating to the subject matter hereof and thereof.

Section 8.10 Venue. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New York, New York in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon it in any manner authorized by the Laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

Section 8.11 WAIVER OF JURY TRIAL. THE SELLER AND THE BUYER EACH HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE SELLER AND BUYER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 8.12 No Recourse. All Proceedings, obligations, Losses or causes of action (whether in Contract, in tort, in Law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with, or as inducement to, this Agreement), (iii) any breach or violation of this Agreement and (iv) any failure of the sale of the Purchased Shares or any other transaction contemplated by this Agreement to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding any other provision of this Agreement to that contrary, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of the Seller’s, the Buyer’s or any of their respective Affiliates’ former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than the Seller, the Buyer or any of their respective successors and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of the Seller, the Buyer or any of their respective Affiliates under this Agreement or any documents or instruments delivered in connection herewith or therewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 8.12 shall relieve or otherwise limit the liability of the Seller, the Buyer or any Affiliate, as such, for any breach or violation of its obligations under such agreements, documents or instruments.

Section 8.13 Rules of Construction. Words such as “herein,” “hereunder,” “hereof” and the like shall be deemed to refer to this Agreement as a whole and not to any particular document or Article, Section or other portion in which such words appear. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Any reference to any federal, state, local or foreign statute, Law or other legal regulation shall be deemed to also to refer to all rules and regulations promulgated thereunder. References herein to “$” shall be references to United States Dollars. The words “include” and “including” shall be deemed to mean “include, without limitation,” and “including, without limitation”.

Section 8.14 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law in any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating any other provision of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement and the Assignment Instrument be consummated as originally contemplated to the greatest extent possible.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLER:

CLEANTECH EUROPE II (A) LP
acting by its manager, Zouk Capital LLP

By:	/s/ Samer Salty
Name:	Samer Salty
Title:	CEO

CLEANTECH EUROPE II (B) LP acting by its manager Zouk Capital LLP

By:	/s/ Samer Salty
Name:	Samer Salty
Title:	CEO

BUYER:

LSGC HOLDINGS III LLC

By:	PEGASUS PARTNERS V, L.P., its sole member

By:	PEGASUS INVESTORS V, L.P., its general partner

By:	PEGASUS INVESTORS V (GP), L.L.C., its general partner

By:	/s/ Daniel Stencel
Name:	Daniel Stencel
Title:	Chief Financial Officer

[Signature Page to Equity Put Option]